Exhibit 23.1


We consent to the incorporation by reference in Registration Statement No.'s 33-58914, 33-76036 and 33-99096 of Home Federal Bancorp on Form S-8 of our report dated July 25, 1996 (August 20, 196 as to Note 11 of the consolidated financial statements) appearing in this Annual Report on Form 10-K of Home Federal Bancorp for the years ended June 30, 1996.

/s/ Deloitte & Touche, LLP
DELOITTE & TOUCHE, LLP
Indianapolis, Indiana
September 27, 1996